Exhibit 99.1

NEWS

For Release August 31, 2005 at 1:05 p.m. PST:

WJ Communications Announces Transition of Chief Financial Officer Position

August 31, 2005 - San Jose, CA - WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced that Ephraim Kwok, Senior Vice President and Chief Financial Officer, has resigned from the Company to join a privately-held technology company.  The Company has begun a search for his replacement and has named Rainer Growitz, Vice President of Finance and Board Secretary, as its interim Chief Financial Officer.

“We wish Ephraim the best of luck with his new opportunity,” said Bruce Diamond, WJ’s President and Chief Executive Officer.  “We are fortunate to have a number of experienced professionals on the WJ finance team which is led by the highly qualified Rainer Growitz, who has spent over 25 years at the Company.”

Mr. Growitz joined WJ Communications in 1978 and has held a variety of finance, contracts and managerial positions at the Company.  Mr. Growitz received a B.S. in Accounting from San Jose State University.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

This release may contain forward-looking statements about the Company’s future plans, expectations and objectives.  Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “believe,” “seek,” “could” and “estimate” and variations of these words and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to those risk factors described in the Company’s recent quarterly report on Form 10-Q and the “Risk Factors That May Affect Future Results” section of

401 River Oaks Parkway, San Jose, CA 95134  Phone:  800-WJ1-4401  Fax:  408-577-6621

the Company’s annual report on Form 10-K as well as the Company’s other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

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WJ Communications:		The Blueshirt Group for WJ Communications

Rainer Growitz, Ph: 408-577-6200	or	Chris Danne, 415-217-7722 (Investor Relations)
rainer.growitz@wj.com		chris@blueshirtgroup.com
Rakesh Mehta, 415-217-7722 (Investor Relations)
rakesh@blueshirtgroup.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding WJ Communications, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.